Exhibit 99.1

TransMontaigne Partners L.P. Announces Unitholder Approval and Effective Date of Purchase of its Outstanding Common Units by an Affiliate of ArcLight Energy Partners

Denver, Colorado, February 26, 2019 — TransMontaigne Partners L.P. (NYSE:TLP) (the Partnership, we, us, our) announced that at the special meeting of the Partnership’s common unitholders held earlier today, February 26, 2019, the Partnership’s unitholders voted to approve the previously announced merger of the Partnership and an indirect subsidiary of ArcLight Energy Partners Fund VI, L.P. (“ArcLight”), pursuant to the Agreement and Plan of Merger dated November 25, 2018 (the “Merger Agreement”), between the Partnership, TLP Finance Holdings, LLC (the “Purchaser”) and certain other related parties thereto, with the Partnership surviving as a wholly owned subsidiary of an affiliate of ArcLight Energy Partners (the “Merger Proposal”). Approximately 97.2% of the Partnership’s common unitholders represented in person or by proxy at the special meeting voted in favor of the approval of the Merger Proposal, which represented approximately 62.7% of the Partnership’s total outstanding common units as of January 28, 2019, the record date for the special meeting (the “Record Date”).

Pursuant to the Merger Agreement, the Purchaser acquired all of the outstanding common units of the Partnership not already held by the Purchaser’s direct parent, TLP Acquisition Holdings, LLC or its affiliates, including ArcLight, at a price of $41.00 per common unit.

The Partnership also announced today that all conditions required to complete the merger under the terms of the Merger Agreement have been satisfied and all necessary filings have been made for the transaction to take effect on February 26, 2019. The Partnership’s common units will continue to trade on the NYSE on February 26, 2019 and will be suspended from trading on the NYSE effective as of the opening of trading on February 27, 2019. On February 27, 2019, the Partnership will direct the NYSE to file a Form 25 on the Partnership’s behalf with the Securities and Exchange Commission to commence the process of delisting the common units of the Partnership from the NYSE and deregistering such common units under the Securities Exchange Act of 1934. Promptly after the effective time of the transaction, Computershare Trust Company, N.A., our paying agent, will mail or provide to each record holder of common units transmittal materials and instructions for the surrender of common units. Upon the return of the transmittal materials, including original unit certificates evidencing common units, if applicable, the paying agent will make payment to surrendering holders. If you hold your common units through custodial entity, such as a brokerage firm, commercial bank, trust company or other nominee, please contact them for instructions on how to receive your merger consideration.

The Partnership currently expects K-1s for the partial year beginning January 1, 2019 and ending as of the closing of the transaction to be available sometime in the first quarter of 2020. Please consult the publicly available proxy materials and your tax advisor with any questions relating to actual tax consequences relating to the transaction.

ABOUT TRANSMONTAIGNE PARTNERS L.P.

TransMontaigne Partners L.P. is a terminaling and transportation company based in Denver, Colorado with operations in the United States along the Gulf Coast, in the Midwest, in Houston and Brownsville, Texas, along the Mississippi and Ohio Rivers, in the Southeast and on the West Coast. We provide integrated terminaling, storage, transportation and related services for customers engaged in the distribution and marketing of light refined petroleum products, heavy refined petroleum products, crude oil, chemicals, fertilizers and other liquid products.  Light refined products include gasolines, diesel fuels, heating oil and jet fuels, and heavy refined products include residual fuel oils and asphalt.  We do not purchase or market products that we handle or transport.  News and additional information about TransMontaigne Partners L.P. is available on our website:  www.transmontaignepartners.com.

FORWARD-LOOKING STATEMENTS

This press release includes statements that may constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Although the Partnership believes that the expectations reflected in such forward looking statements are based on reasonable

1670 Broadway • Suite 3100 • Denver, CO   80202 • 303-626-8200 (phone) • 303-626-8228 (fax)

Mailing Address:  P. O. Box 5660 • Denver, CO   80217-5660

www.transmontaignepartners.com

assumptions, such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. The forward-looking statements contained herein include statements related to the effects of the merger and the final allocation of the merger consideration. Such forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond the Partnership’s and ArcLight’s control. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in such statements.

Important factors that could cause actual results to differ materially from the Partnership’s expectations and may adversely affect the Partnership’s business and results of operations are disclosed in “Item 1A. Risk Factors” in the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2017, filed with the Securities and Exchange Commission on March 15, 2018, as updated and supplemented by subsequent filings with the SEC. The forward looking statements speak only as of the date made, and, other than as may be required by law, the Partnership undertakes no obligation to update or revise any forward looking statements, whether as a result of new information, future events or otherwise.

CONTACT

TransMontaigne Partners L.P.

(303) 626-8200

Frederick W. Boutin, Chief Executive Officer

Robert T. Fuller, Chief Financial Officer